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EXHIBIT 99.1


For Immediate Release: November 3, 2005                             NEWS RELEASE
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                        Telkonet Appoints Seth Blumenfeld
                              to Board of Directors


GERMANTOWN, MD, TELKONET, INC. (AMEX: TKO), THE LEADER IN PROVIDING IN-BUILDING BROADBAND ACCESS OVER EXISTING ELECTRICAL WIRING, has appointed Seth Blumenfeld to the Board of Directors. Mr. Blumenfeld's initial affiliation with Telkonet began in July of this year on a consulting basis as the Senior Advisor for International Development. Mr. Blumenfeld will be filling the Board seat previously occupied by Company Founder and past Chairman David Grimes who recently passed away in September.

Mr. Blumenfeld brings to Telkonet nearly forty years of telecommunications experience and is one of the industry's leading experts in international negotiations. Mr. Blumenfeld was President and Chief Operating Officer of several of MCI's international subsidiaries from 1984 to 1998. Mr. Blumenfeld also served as President of International Services for MCI International (a provider telecommunication services) from 1998 until his retirement in January of 2005 where he was responsible for the company's international activities including its relationships with over 200 international telecommunication companies.

Ron Pickett, CEO of Telkonet, said "The Board is wholeheartedly in favor of Seth Blumenfeld joining our Board of Directors and has directed him to take the lead in the development and implementation of a strategic marketing initiative for the Company's international operations, which are critical to our Company's long-term success."

Seth Blumenfeld stated, "I have taken the opportunity to understand and appreciate Telkonet's products and services and I am enthusiastic about embracing a more definitive role with the Company to develop and implement a plan for Telkonet's international market penetration."

ABOUT TELKONET

Telkonet develops and markets technology for the transmission of high-speed voice, video and data communications over the existing electrical wiring within a building. The revolutionary Telkonet iWire System utilizes proven powerline communications (PLC) technology, which enables the delivery of commercial high-speed broadband access from an IP "platform" that is easy to deploy, reliable and cost-effective by leveraging a building's existing electrical infrastructure. The building's existing electrical wiring becomes the backbone of the local area network, which converts virtually every electrical outlet into a high-speed data port, without the costly installation of additional wiring or major disruption of business activity.

The Telkonet iWire System can be installed rapidly and offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet's products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet "platform" include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video conferencing, closed circuit security surveillance and a host of other information services. For more information, please visit www.telkonet.com.


Contact:
Michael Porter
President
Porter, LeVay & Rose, Inc.
212-564-4700
mike@plrinvest.com www.plrinvest.com